Exhibit 99.1

July 1, 2019

Dear Stockholder:

Thank you for your investment in Strategic Storage Trust II, Inc. and for your trust in our vision to be the most dynamic self storage company in the U.S. and Canada. On Friday, June 28th, we took yet another step by becoming a fully self-managed REIT and renaming the company SmartStop Self Storage REIT, Inc. (“SmartStop”). This transaction (the “Self Administration Transaction”), completed with SmartStop Asset Management, LLC (“SAM”), resulted in us acquiring the self storage platform of SAM. The Self Administration Transaction, together with the recently completed merger with Strategic Storage Growth Trust, Inc. (“SSGT”), brings us immeasurably closer to our goal of providing long term value and liquidity to our stockholders.

We are excited to align the SmartStop brand name, which represents the ninth largest self storage company in the U.S., with our portfolio of 113 properties in 17 states and Toronto, Canada, in addition to the growing count of properties we now manage, currently at 19 properties in 7 states. Accordingly, I wanted to take this opportunity to update you on these, and other, very exciting developments.

Self Administration Transaction

The Self Administration Transaction closed on June 28, 2019. While there are many reasons the special committee and our board of directors approved the Self Administration Transaction, below are some of the more important factors considered in connection with the transaction:

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Accretive to Cash Flow — The transaction is expected to be substantially accretive to our modified funds from operations and cash flow from operations. The transaction also positions SmartStop to potentially grow earnings at a more rapid pace due to the transformation of the company from being solely an asset-based entity to having an integrated investment management platform.

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Managed REIT Platform — We will now serve as the sponsor, advisor and property manager for two other self storage REITs: Strategic Storage Trust IV, Inc. (“SST IV”), a public non-traded REIT, and Strategic Storage Growth Trust, II Inc. (“SSGT II”), a private REIT, which will generate new advisory and property management revenue streams. SST IV focuses on acquiring stabilized and growth properties, whereas SSGT II focuses on development and lease-up properties. These REITs currently have approximately $219 million of properties and approximately $75 million in new acquisitions under contract. These properties are expected to generate approximately $3 million in annual asset management fees to SmartStop, plus incremental property management fees and tenant insurance revenues, with the potential to substantially increase fees as new properties are acquired.

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Integrated Property Management Platform — We now have a fully integrated operations team of approximately 350 self storage professionals focused on managing the day to day operations of all of our stores and enhancing stockholder value. From store-level managers and the training of those employees, up to the sourcing, acquisition, and onboarding of new self storage properties, SmartStop now has a fully integrated team, capable of growing the SmartStop® Self Storage brand.

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Experienced Management Team — As part of the Self Administration Transaction, we now have a team of experienced executives with an average of 15 years of experience working in the self storage industry. Most of our executives were involved in the successful full-cycle mergers of two prior self storage-focused REITs and are responsible for growing the SmartStop platform to what it is today.

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Greater Toronto Area (and Canada) — The SmartStop brand has been in Toronto since 2010, and we have aggregated a portfolio of 12 properties in what would be the 6th largest MSA in the U.S. and the number one MSA in Canada. These assets, together with the Self Administration Transaction, give SmartStop a premier portfolio and brand name in the Greater Toronto Area. With our SmartCentres Joint Venture agreements and other relationships in Canada, we have a pipeline to continue to grow our presence in this emerging self storage market.

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SmartStop® Brand and Technology — As a result of the Self Administration Transaction, we now own the intellectual property rights to the “SmartStop® Self Storage” brand, related trademarks and over 250 web domains including www.smartstop.com. The SmartStop® Self Storage website recently completed a redesign that enabled lightning fast service to our customers on both traditional web browsers as well as mobile devices. In addition, we own and manage our proprietary Revenue Management System, as well as the associated dynamic pricing algorithms and other revenue enhancing programs. We expect that the integration of our technology, website and the SmartStop® brand will significantly contribute to consistent revenue growth.

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Positioning for Liquidity and Alignment of Interests — As a result of this transaction, we have eliminated potential conflicts of interests which exist for externally advised REITs, and are now positioned for a future listing on a national securities exchange or another strategic event designed to provide investor liquidity while maximizing stockholder value.

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Unique Story — SmartStop offers a unique opportunity for future growth with access to institutional capital markets as well as growing assets under management through retail investors with our managed REIT platform. No other self storage company offers this broad level access to capital for continued growth and expansion coupled with a strong presence in the Greater Toronto Area. The combination of a self administered SmartStop with the sponsorship, asset management, and property management of SST IV and SSGT II creates, we believe, the most dynamic self storage platform in North America.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019 for a detailed description of the Self Administration Transaction, as well as the consideration paid to SAM and its affiliates.

Appointment of New Officers

SmartStop also enhanced its leadership structure by appointing the following individuals to the following positions within the company:

•	H. Michael Schwartz, Executive Chairman

•	Michael S. McClure, Chief Executive Officer

•	Wayne Johnson, President and Chief Investment Officer

•	James Barry, Chief Financial Officer and Treasurer

•	Michael O. Terjung, Chief Accounting Officer

•	Nicholas M. Look, General Counsel and Secretary

•	Gerald Valle, Senior Vice President – Self Storage Operations

SSGT Merger

On January 24, 2019, we completed the merger of SSGT, the first step in a series of transformative transactions. Through the merger, we acquired 28 operating self storage facilities, which provided strong clustering with our existing portfolio’s markets. As a portfolio focused primarily on lease-up and non-stabilized properties, the SSGT assets have continued to lease up: the portfolio had a physical occupancy of approximately 78% at the time of the merger, has grown to 80% as of March 31, 2019, and is poised to continue to grow in the future. The portfolio will continue to grow as it completes the under contract acquisition of the certificate of occupancy property in Gilbert, Arizona, expected to close in the next 30 days, as well as the completion of a property under development in the Greater Toronto, Canada area. Over the next 24 to 36 months, we believe the SSGT properties will provide accretive cash flows as we ready our company for a listing or other strategic event to provide value and liquidity to stockholders.

Recent Valuation and NAV Calculation

On June 26, 2019, our board of directors approved an estimated value per share of $10.66, based on our net asset value (the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding on an adjusted fully diluted basis) and calculated as of March 31, 2019. We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. This valuation was performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, issued in April 2013.1

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With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; an independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future FINRA rules or ERISA reporting requirements.

Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2019 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share.

Distribution Reinvestment Plan

In accordance with our distribution reinvestment plan, as amended (the “Plan”), the price per share pursuant to the Plan is equal to the estimated value per share approved by the Board and in effect on the date of purchase of shares under the Plan. In connection with the estimated value per share described herein, the Board approved a share price for the purchase of shares under the Plan equal to the estimated value per share of $10.66 for both Class A shares and Class T shares, to be effective for distribution payments being paid beginning in July 2019.

SmartStop traces its roots back to 2008. Through a series of transactions and reorganizations, SmartStop once again emerges with a story that shows a tremendous commitment to its vision. Our commitment to you, our stockholders, is to continually look for new ways to move the company forward. These are exciting times for the company and we are grateful to be able to share them with you.

Sincerely,
SMARTSTOP SELF STORAGE REIT, INC.

By:
H. Michael Schwartz
Executive Chairman

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and our ability to access additional capital; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. This is neither an offer nor a solicitation to purchase securities.